EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (No. 333-115240 and 333-195733) of Pure Cycle Corporation of our report dated November 15, 2017 relating to the consolidated financial statements as of and for the year ended August 31, 2017 of Pure Cycle Corporation, which appears in the Annual Report on Form 10-K for the year ended August 31, 2018.

/s/ CROWE LLP
Denver, Colorado
November 13, 2018